POWER OF ATTORNEY


	The undersigned, a director, effective January 2, 2019, of The Southern Company, hereby makes, constitutes, and appoints Myra C. Bierria, Sarah E. Cash, Marcia R. DeMar and Laura O. Hewett, my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission Form ID and Initial Statement of Beneficial Ownership of Securities, Statement of Changes in Beneficial Ownership, and Annual Statement of Changes in Beneficial Ownership, on Forms 3, 4, and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as a director of The Southern Company ceases, unless earlier revoked by me by written document delivered to the Corporate Secretary of The Southern Company.

	Effective the 12th day of December, 2018.




			/s/
		Janaki Akella